Exhibit 5.1
[COOLEY LETTERHEAD]

John-Paul Motley
+1 213 561 3204
jpmotley@cooley.com
November 8, 2024
Grindr Inc.
P.O. Box 69176
750 N. San Vicente Blvd., Suite RE 1400
West Hollywood, CA 90069
Re: Grindr Inc. — Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as counsel to Grindr Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S‑8 (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “Commission”) covering the offering of up to 2,860,300 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) issuable pursuant to the Company’s Amended and Restated 2022 Equity Incentive Plan (the “Plan”).
In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the related prospectus, (b) the Company’s certificate of incorporation and bylaws, each as currently in effect, (c) the Plan and (d) such other records, documents, opinions, certificates, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.
We note that the Company was initially incorporated under the laws of the Cayman Islands and was domesticated (the “Domestication”) as a corporation in the State of Delaware in accordance with Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”). We have assumed all matters determinable under the laws of the Cayman Islands, including without limitation the approval of the Plan by the board and shareholders of the Company as a Cayman Islands exempted company prior to the Domestication were done in accordance with the applicable governing documents of the Company and the laws of the Cayman Islands.
Our opinion is expressed only with respect to the DGCL. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan, the Registration Statement and the related prospectus, will be validly issued, fully paid and nonassessable (except as to Shares issued pursuant to deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).
This opinion is limited to the matters expressly set forth in this letter, and no opinion has been or should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof and we have no obligation or responsibility to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.
We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.
Sincerely,
Cooley LLP
By: /s/ John-Paul Motley
John-Paul Motley